As filed with the Securities and Exchange Commission on May 20, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

FIRST INTERNET BANCORP

(Exact name of registrant as specified in its charter)

Indiana	20-3489991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8701 E. 116th Street Fishers, Indiana	46038
(Address of Principal Executive Offices)	(Zip Code)

FIRST INTERNET BANCORP 2022 EQUITY INCENTIVE PLAN

(Full title of the plan)

Kenneth J. Lovik

Executive Vice President and Chief Financial Officer

First Internet Bancorp

8701 E. 116th Street

Fishers, Indiana 46038

(Name and address of agent for service)

(317) 532-7900

(Telephone number, including area code, of agent for service)

With copies to:
Joshua L. Colburn

W. Jason Deppen

Faegre Drinker Biddle & Reath LLP

600 E. 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

OF FORM S-8 “REGISTRATION OF ADDITIONAL SECURITIES”

First Internet Bancorp (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-265062) with the Securities and Exchange Commission (the “Commission”) on May 18, 2022 (the “Initial Registration Statement”), which registered shares of the Registrant’s common stock, no par value per share (the “Common Stock”), available for issuance under the First Internet Bancorp 2022 Equity Incentive Plan (the “2022 Plan”). Pursuant to General Instruction E to Form S-8, the contents of the Initial Registration Statement are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

The Registrant has filed this Form S-8 Registration Statement (this “Registration Statement”) to register 253,381 additional shares of Common Stock under the 2022 Plan, that expired, were cancelled, were forfeited, or were settled in cash under the First Internet Bancorp 2013 Equity Incentive Plan (the “2013 Plan”) as of the date of this Registration Statement (the “Newly Available 2013 Plan Shares”). The 2022 Plan provides, among other things, that additional shares of Common Stock registered under the 2013 Plan may become available for future grants under the 2022 Plan if awards made under the 2013 Plan that were outstanding on May 16, 2022 expire, are cancelled, are forfeited, or are settled in cash.

The Newly Available 2013 Plan Shares were previously registered by the Registrant on a Registration Statement on Form S-8 (File No. 333-188741), as filed with the Commission on May 21, 2013, as amended by the Post-Effective Amendment No. 1 thereto filed with the Commission on May 18, 2022 (the “Prior Registration Statement”). Concurrently with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to the Prior Registration Statement deregistering the Newly Available 2013 Plan Shares that are being carried forward under this Registration Statement.

This Registration Statement is hereby filed to reflect that, following the date hereof, the Newly Available 2013 Plan Shares may be issued and are registered under the 2022 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents of the Registrant filed with the Commission are incorporated by reference into this Registration Statement:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

•	the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from its Definitive Proxy Statement on Schedule 14A for its 2025 Annual Meeting of Shareholders, filed with the SEC on March 27, 2025;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025; and

•	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10-12B, filed on November 30, 2012, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregister all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or any accompanying prospectus.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Chapter 37 of the Indiana Business Corporation Law (as amended from time to time, the “IBCL”) authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, which means, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the conduct was at least not opposed to the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the conduct was lawful or there was no reasonable cause to believe the conduct was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

Our articles of incorporation provide that we will indemnify each person who is or was a director, officer, employee or agent of ours, or a director, officer, partner, employee, trustee, member or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise which the individual is serving or served in any capacity at our request, against any and all judgments, settlements, penalties, fines, other liabilities and reasonable expenses (including reasonable attorneys’ fees) that may be incurred by the individual in connection with or resulting from any claim, action, suit, proceeding or investigation in which the individual may become involved by reason of the individual’s serving as such, except only for matters as to which such individual is adjudged, in an action, suit, or proceeding terminated against the individual by judgment, order, or conviction, to have committed gross misconduct or fraud upon us. Our articles of incorporation also provide that we will advance expenses to an indemnified person, upon receipt of an undertaking by or on behalf of such person to repay such advances if it should ultimately be determined that the person is not entitled to indemnification under our articles of incorporation or otherwise.

The rights of indemnification provided by our articles of incorporation are in addition to, and not in limitation of, any indemnification rights to which a person may be entitled by law, contract or otherwise. Any repeal or modification of the indemnification provisions in our articles of incorporation will not adversely affect any rights to indemnification and advancement of expenses thereunder with respect to any acts or omissions occurring prior to such repeal or modification.

Our officers and directors are insured, subject to certain exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, which includes claims under the Securities Act of 1933, as amended (the “Securities Act”).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of First Internet Bancorp (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed May 21, 2020)

4.2	Amended and Restated Bylaws of First Internet Bancorp (incorporated by reference to Exhibit 3.2 to current report on Form 8-K filed May 21, 2020)

4.3	First Internet Bancorp 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed May 17, 2022)

5.1*	Opinion of Faegre Drinker Biddle & Reath LLP regarding legality of the securities being registered

23.1*	Consent of Forvis Mazars, LLP

23.2*	Consent of Faegre Drinker Biddle & Reath LLP (included in the Opinion filed herewith as Exhibit 5.1)

24.1*	Powers of Attorney (included on the Signature Page of this Registration Statement)

107*	Filing Fee Table

* Filed herewith

Item 9. Undertakings

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fishers, State of Indiana, on May 20, 2025.

FIRST INTERNET BANCORP

By:	/s/ David B. Becker
David B. Becker
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of David B. Becker and Kenneth J. Lovik, each with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of David B. Becker and Kenneth J. Lovik, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ David B. Becker	Chairman and Chief Executive Officer	May 20, 2025
David B. Becker	(Principal Executive Officer)

/s/ Kenneth J. Lovik	Executive Vice President and Chief Financial Officer	May 20, 2025
Kenneth J. Lovik	(Principal Financial and Accounting Officer)

/s/ Aasif M. Bade	Director	May 20, 2025
Aasif M. Bade

/s/ Joseph A. Fenech	Director	May 20, 2025
Joseph A. Fenech

/s/ Justin P. Christian	Director	May 20, 2025
Justin P. Christian

/s/ Jean L. Wojtowicz	Director	May 20, 2025
Jean L. Wojtowicz

/s/ Ann Colussi Dee	Director	May 20, 2025
Ann Colussi Dee

/s/ John K. Keach, Jr.	Director	May 20, 2025
John K. Keach, Jr.

/s/ Michele L. Raines	Director	May 20, 2025
Michele L. Raines